Exhibit 99.1

September 14, 2012

Re: Wells Timberland REIT, Inc.

Dear Stockholder:

I am writing to you today to discuss the scheduled next steps for Wells Timberland REIT (“the REIT”) in its life cycle and provide some comments on the state of the timber market.

Where are we currently in the life cycle of Wells Timberland REIT?
On December 31, 2011, Wells Timberland REIT completed the fundraising phase with the close of its public offering of shares. We have been actively managing the timberland and timber interests, and we will continue to concentrate on managing the REIT's assets towards operational efficiency and long-term value potential on your behalf.

The Wells Timberland REIT Board of Directors is now working with certified third-party appraisers to conduct an objective assessment of (1) the estimated value of the REIT's timber holdings (both owned and leased), (2) the market value of the debt secured by the assets, and (3) the net value of its other assets and liabilities. The Board will use this information in its determination of the estimated net asset value per share, which is currently scheduled to be provided by the end of the year.

What will the new estimated net asset value per share mean for you?
The new estimated net asset value per share will give you a chance to review the current impact of the overall market on Wells Timberland REIT and your investment. However, please keep in mind that it will simply reflect a “snapshot” of the estimated net asset value of the REIT's shares as of a specific date and will likely change from year-to-year as the portfolio continues to mature and timber prices fluctuate. The new estimated net asset value per share will not necessarily represent the current market value of your shares or the amount you could expect to receive if we were to publicly list Wells Timberland REIT or liquidate its assets, now or in the future.

Where do we expect the timberland market to go from here?
As mentioned in our 2011 annual report, we have focused on strategically managing the Wells Timberland REIT forest toward faster growth of potentially higher-value products - specifically sawtimber and chip-n-saw - in the coming years. This long-term strategy has included thinning and other forest management efforts, including planting millions of seedlings for the future benefit of the REIT.

The cyclical nature of the timber market and the current environment, however, continue to pose shorter-term challenges for the REIT - namely the continuing poor market for sawtimber. Although housing starts are reportedly beginning to rise in some areas, they remain low overall, and we expect this ongoing slump to negatively impact the new estimated net asset value for Wells Timberland REIT.

Should you have any questions about your Wells Timberland REIT investment, please call one of our Client Services Specialists. They are available weekdays at 800-557-4830 or via email at client.services@wellsref.com.

I will be back in touch with you in December, when we publish the new estimated net asset value per share. Thank you for your participation in Wells Timberland REIT.

Sincerely,

Leo F. Wells III
President and Director
Wells Timberland REIT, Inc.

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and Wells Timberland REIT intends that such forward-looking statements be subject to the safe-harbor provisions. All forward-looking statements are qualified in their entirety by this cautionary statement. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” “expect,” or other similar words. Legislative, economic, and financial factors could cause actual results to vary materially from those expressed in forward-looking statements.